UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 10, 2004

LivePerson, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-30141	13-3861628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

462 Seventh Avenue, 21st Floor, New York, New York		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(212) 609-4200

(Former name or former address, if changed since last report)

ITEM 5. Other Events and Required FD Disclosure.

LivePerson, Inc. founder, Chairman and Chief Executive Officer Robert P. LoCascio advised the company that, in order to achieve diversification and liquidity in his financial portfolio, he had entered into a written plan for selling shares of LivePerson’s stock designed to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and in accordance with LivePerson’s Insider Trading Policy. Among other things, LivePerson’s Insider Trading Policy allows an employee to implement a written trading plan provided such person is not in possession of material non-public information about LivePerson at the time the plan is entered into, consistent with Rule 10b5-1. Mr. LoCascio advised LivePerson that he established his written trading plan during an “open window” under LivePerson’s Insider Trading Policy and that his plan was implemented, in part, to avoid any inference that his future sales would be made on the basis of material non-public information. According to Mr. LoCascio, his plan provides for selling up to 200,000 shares (subject to, among other things, the volume limitations imposed by applicable securities regulations), at a minimum price of $3.26 per share. No more than 20,000 shares per month may be sold under his plan, except that a block sale of the entire 200,000 shares may be made at a price greater than $4.10 per share.

Except as may be required by law, LivePerson does not undertake to report written trading plans established by other LivePerson officers or directors, nor to report modifications, terminations, transactions or other activities under Mr. LoCascio’s plan or the plan of any other officer or director.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIVEPERSON, INC.
(Registrant)

June 10, 2004	/s/ TIMOTHY E. BIXBY
Date	Timothy E. Bixby President, Chief Financial Officer and Secretary